As filed with the Securities and Exchange Commission on May 10, 2017

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JOHNSON OUTDOORS INC.
(Exact name of registrant as specified in its charter)

Wisconsin	39-1536083
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

555 Main Street Racine, Wisconsin	53403
(Address of principal executive offices)	(Zip Code)

JOHNSON OUTDOORS INC. 2009 EMPLOYEES’ STOCK PURCHASE PLAN
(Full title of the plan)

Helen P. Johnson-Leipold Chairman and Chief Executive Officer Johnson Outdoors Inc. 555 Main Street	Copy to: James M. Bedore, Esq. Reinhart Boerner Van Deuren s.c.
Racine, Wisconsin 53403	1000 North Water Street
(Name and address of agent for service)	Suite 1700 Milwaukee, Wisconsin 53202
262-631-6600	414-298-1000
(Telephone number, including area code of agent for service)

Indicate by check mark whether the restraint is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company”  in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of Registration fee

Class A Common Stock, $0.05 par value per share	80,000 shares (1)	$35.27	(2)	$2,821,600	(2)	$327.02	(2)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Class A Common Stock which become issuable under the Johnson Outdoors Inc. 2009 Employees’ Stock Purchase Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any similar transaction effected without the receipt of any consideration by Johnson Outdoors Inc. (the “Registrant”) which results in an increase in the number of the outstanding shares of the Registrant’s Class A Common Stock.

(2)
For the purpose of computing the registration fee, the Registrant has used $35.27 as the average of the high and low prices of the Class A Common Stock as reported on May 4, 2017 on the NASDAQ Global Select Market SM for the offering price per share, in accordance with Rules 457(c) and (h).  The actual offering price will be determined in accordance with the terms of the Plan.

PART II - INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

This Registration Statement has been filed to register additional shares of the Registrant’s Class A Common Stock made available under the Johnson Outdoors Inc. 2009 Employees’ Stock Purchase Plan by reason of an amendment thereto approved by the shareholders of the Registrant. Pursuant to General Instruction E to Form S‑8, the contents of the Registrant’s earlier Registration Statement on Form S‑8 (Registration No. 333‑166417) effective April 30, 2010 is incorporated by reference and made a part hereof.

Item 8.	Exhibits.

4.1	Articles of Incorporation of the Company.
4.2	Amendment to Articles of Incorporation changing the name of the Company.
4.3	Amended and Restated By-Laws of the Company.
4.4	Johnson Outdoors Inc. 2009 Employees’ Stock Purchase Plan, as amended
5	Opinion of Reinhart Boerner Van Deuren s.c. as to the legality of the Class A Common Stock being registered.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Reinhart Boerner Van Deuren s.c. (included in its opinion filed as Exhibit 5 hereto).
24	Power of Attorney (included on the signature page hereto).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Racine, State of Wisconsin, on May 10, 2017.

JOHNSON OUTDOORS INC.

BY	/s/ Helen P. Johnson-Leipold
Helen P. Johnson-Leipold, Chairman and
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Helen P. Johnson-Leipold and David W. Johnson, and each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that either said attorney-in-fact and agent or his or her substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Helen P. Johnson-Leipold	Chairman of the Board, Chief Executive	May 10, 2017
Helen P. Johnson-Leipold	Officer and Director (Principal Executive Officer)

/s/ David W. Johnson	Vice President and Chief Financial	May 10, 2017
David W. Johnson	Officer (Principal Financial and Accounting Officer)

/s/ Thomas F. Pyle, Jr.	Vice Chairman of the Board and	March 2, 2017
Thomas F. Pyle, Jr.	Director

/s/ Terry E. London	Director	March 2, 2017
Terry E. London

/s/ John M. Fahey, Jr.	Director	March 2, 2017
John M. Fahey, Jr.

/s/ Edward F. Lang, III	Director	March 2, 2017
Edward F. Lang, III

/s/ Katherine Button Bell	Director	March 2, 2017
Katherine Button Bell

/s/ Richard Sheahan	Director	March 2, 2017
Richard (“Casey”) Sheahan

/s/ Edward Stevens	Director	March 2, 2017
Edward Stevens

EXHIBIT INDEX
TO
FORM S‑8 REGISTRATION STATEMENT

Exhibit Number	Description	Incorporated Herein by Reference to	Filed Herewith
4.1	Articles of Incorporation of the Registrant	Exhibit 3.1(a) to the Registrant’s Form 10-Q report for the quarter ended March 31, 2000 filed with the Securities and Exchange Commission on May 15, 2000.

4.2	Amendment to the Articles of Incorporation of the Registrant changing the Registrant’s name.	Exhibit 3.1(b) to the Registrant’s Form 10-Q report for the quarter ended March 31, 2000 filed with the Securities and Exchange Commission on May 15, 2000.

4.3	Amended and Restated By-Laws of the Registrant	Exhibit 3.2 to the Company’s Form 10-K report for the year ended October 1, 2010 filed with the Securities and Exchange Commission on December 9, 2010.

4.4	Johnson Outdoors Inc. 2009 Employees’ Stock Purchase Plan, as amended		X

5	Opinion of Counsel		X

23.1	Consent of Independent Registered Public Accounting Firm		X

23.2	Consent of Counsel		Contained in Opinion filed as Exhibit 5

24	Power of Attorney	Signature Page to Registration Statement